As filed with the Securities and Exchange Commission on April 9, 2025

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Rebel Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	47-3892903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5115 Maryland Way, Ste. 303

Brentwood, Tennessee 37027

(Address, including zip code, of principal executive offices)

2021 Long-Term Stock Incentive Plan

2025 Stock Incentive Plan

(Full title of the Plans)

Charles A. Ross, Jr.

Chief Executive Officer

American Rebel Holdings, Inc.

5115 Maryland Way, Ste. 303

Brentwood, Tennessee 37027

(833) 267-3235

(Name and address, including zip code and telephone

number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Anthony N. DeMint, Esq.

DeMint Law, PLLC

3753 Howard Hughes Parkway

Second Floor Suite 314

Las Vegas, Nevada 89169

(702) 719-0889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

Information Required in the Section 10(a) Prospectus

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 507,652 shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2021 Long-Term Stock Incentive Plan and the 2025 Stock Incentive Plan (collectively the “Plans”).

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 9, 2025;

●	The description of the Company’s common stock contained in its Registration Statement on Form 8-A (File No. 001-41267) filed with the SEC on February 4, 2022, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

●	All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, DeMint Law, PLLC beneficially owns shares of the Registrant’s Series D Convertible Preferred Stock and Common Stock.

Item 6. Indemnification of Directors and Officers.

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law (the “NGCL”) empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person (i) exercised their powers in good faith under NGCL 78.138, or (ii) acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) above, against expenses (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person (i) exercised their powers in good faith under NGCL 78.138, or (ii) acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that, the court in which such action or suit was brought determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the NGCL provides that any discretionary indemnification pursuant to Section 78.7502 of the NGCL may be made by the corporation only as authorized in each specific case upon the determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances.

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The registrant’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”) permits the registrant to indemnify its directors and officers in the same manner as prescribed by the laws of the State of Nevada against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding related to their services as officers or directors. In addition, the Articles provide that the registrant must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the registrant. Such right of indemnification shall not be exclusive of any other right which such officers or directors may have. Further, the Articles provide that the registrant’s board of directors may cause it to purchase and maintain insurance on behalf of any person who is or was a director or officer. The indemnification provided in the Articles shall continue as to a person who has ceased to be an officer or director, and shall inure to the benefit of the heirs, executors and administrators of any such person

The registrant’s Amended and Restated Bylaws provide that each officer or director who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (defined as any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative), by reason of the fact that he or she is or was a director or officer of the registrant or a director or officer or an affiliate of a predecessor corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the registrant as a director, officer employee, agent, partner, member, manager or fiduciary or, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise (an “Indemnitee”) shall be indemnified and held harmless by the registrant to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to Nevada Revised Statutes Section 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to Nevada Revised Statutes Section 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the registrant, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The registrant shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the registrant or for any amounts paid in settlement to the registrant, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding the foregoing, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the registrant), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

The employment agreements the registrant has entered into with certain of its officers provide that it shall (1) indemnify and hold harmless the officer from and against any and all liabilities, obligations, losses, damages, fines, claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever, which may be imposed on, incurred by, or asserted at any time against such officer that arises out of or relates to such officer’s service as an officer, director or employee, as the case may be, of the registrant or its subsidiaries, or such officer’s service in any such capacity or similar capacity with an affiliate of the registrant or its subsidiaries, or other entity at the request of the registrant, and (2) cover the officer under the registrant’s directors’ and officers’ liability insurance on the same basis as it covers its other officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, State of Tennessee, on April 9, 2025.

AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Charles A. Ross, Jr. and Corey Lambrecht, each of whom may act individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title(s)	Date

/s/ Charles A. Ross, Jr.	Chief Executive Officer, Executive Chairman and Director (Principal Executive Officer)	April 9, 2025
Charles A. Ross, Jr.

/s/ Doug E. Grau	President (Interim Principal Accounting Officer)	April 9, 2025
Doug E. Grau

/s/ Corey Lambrecht	Chief Operating Officer and Director	April 9, 2025
Corey Lambrecht

/s/ C. Stephen Cochennet	Director	April 9, 2025
C. Stephen Cochennet

/s/ Michael Dean Smith	Director	April 9, 2025
Michael Dean Smith

/s/ Larry Sinks	Director	April 9, 2025
Larry Sinks

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INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement.

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation effective January 22, 2022 (Incorporated by reference to Exhibit 3.4 to Form 10-K, filed March 31, 2022)
4.2	Amended and Restated Bylaws of American Rebel Holdings, Inc. effective as of February 9, 2022 (Incorporated by reference to Exhibit 3.1 to Form 8-K, filed February 15, 2022)
4.3	2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.3 to Form 8-K, filed March 5, 2021)
4.4	2025 Equity Incentive Plan (incorporated by reference herein to 10.67 to the Company’s annual report on Form 10-K dated April 9, 2025).
5.1#	Opinion of DeMint Law, PLLC
23.1#	Consent of GBQ Partners LLC
23.3#	Consent of DeMint Law, PLLC (included in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page of this Registration Statement)
107#	Filing Fee Table

# Filed herewith.

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